Exhibit 5.1

Opinion of Mitsui Company

July 30, 2014

ORIX Corporation

World Trade Center Bldg., 2-4-1 Hamamatsu-cho

Minato-ku, Tokyo 105-6135

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to ORIX Corporation, a joint stock corporation (kabushiki kaisha) formed under the laws of Japan (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on the date hereof under the United States Securities Act of 1933 as amended (the “1933 Act”), with the United States Securities and Exchange Commission relating to the registration of the senior debt securities (the “Securities”) to be issued pursuant to an indenture dated April 27, 2010 between the Company and Law Debenture Trust Company of New York, as amended (the “Indenture”). The Company has asked us to furnish our opinion to be filed as an exhibit to the Registration Statement.

For such purpose, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In such examination, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of the originals of such documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed due execution and delivery of the Supplemental Indenture by the respective parties and due authentication and delivery of the Securities by the Company.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, the Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting creditors’ rights generally.

The foregoing opinion is limited to the laws of Japan, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required to be filed under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely,

MITSUI COMPANY

By:	/s/ Takuhide Mitsui
Takuhide Mitsui